UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 29, 2008

Cell Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 206-282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

On August 29, 2008, we filed an amendment to our Articles of Incorporation establishing a one-for-ten reverse split of our common stock, effective at 12:00 noon Pacific Daylight Time on August 31, 2008. Every ten shares of (old) common stock which were held as of August 31, 2008, the effective date, were converted into one share of (new) common stock

No fractional shares of common stock were issued as a result of the reverse stock split. Each holder of common stock who, as a result of the reverse stock split, would otherwise receive a fractional share of common stock will be entitled to receive an equivalent amount of cash in lieu of fractional shares. Such fractional shares will be exchanged at $0.23 per pre-split share. Shortly after the effective date, shareholders will receive instructions regarding the method of exchanging the old stock certificates for new stock certificates from our transfer agent.

Our common stock is quoted on the Nasdaq Global Market under the symbol “CTICD” and on the MTA in Italy under the symbol “CTIC.” On September 30, 2008, the symbol for our common stock quoted on the Nasdaq Global Market will revert to “CTIC.”

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 29, 2008, we filed an amendment to our Articles of Incorporation establishing a one-for-ten reverse split of our common stock, effective at 12:00 noon Pacific Daylight Time on August 31, 2008.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are included in this report:

Exhibit No.	Description

3.1	Amendment to Articles of Incorporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: September 3, 2008	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amendment to Articles of Incorporation.